UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 14, 2009
(Date of earliest event reported: October 8, 2009)

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

990 Highland Drive Suite 206
Solana Beach, California, 92075
(Address of principal executive offices, zip code)

(858) 720-9900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[_]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02.  Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2009, the Board elected three new directors, Messrs. Warren M. Dillard, David A. Rapaport, and Fred B. Zaziski to serve as members of the Board effective as of October 9, 2009.  Each director was appointed to the Board on the condition of being granted non-statutory stock options to purchase 800,000 shares of the Company’s Common Stock, with vesting to occur over a period of two years in equal monthly installments. Except as provided in Item 8.01, the Board has not named any of its new directors to any of the committees of the Board, but expects to name Mr. Rapaport to its audit committee in the near future.

Warren M. Dillard, age 67, has been active in the financial management world for nearly 40 years. A graduate of the Harvard Business School he entered business managing mutual funds, has had top level operating responsibility in a number of positions and is currently active in private investment banking.

Mr. Dillard is currently President of Enecor, Inc., a Los Angeles based energy company active in assembling a considerable inventory of lease in the state of Utah on state and federal lands holding deposits of oil sands. Until early 2006, Mr. Dillard was recently a Founder, Chairman and CEO of Global Card International, LLC, an international marketing company that sells and services debit cards to the “unbanked” populations of the world, initially Mexican immigrants, through direct contract relationships with the various states and private business entities in Mexico as well as through employers in the United States.

Mr. Dillard is the former Vice Chairman of The Gordon Group, of Los Angeles, California, and was responsible for financial and strategic planning, capital formation and corporate coordination of all of The Gordon Group of companies.  Previously, Mr. Dillard was President and Chief Financial Officer of the Group upon it’s founding in 2000 and was instrumental in developing each of its five business units.  This included a position as Chief Strategic Officer and Director of what is now known as iPayment Holdings, a now-public e-commerce payment gateway serving 20,000 merchants.

For the past 20 years, Mr. Dillard has been active in private investment banking for new and emerging growth companies in a variety of industries including real estate, oil & gas, financial services and technology.  This activity included raising private and public equity capital for an early stage high tech company in Silicon Valley that he took public, to which he was also appointed Chief Operating Officer, Chief Financial Officer and Director.  He brought capital into the company through privately placed equity in both the United States and Asia. Mr. Dillard provides capital formation and business strategy consulting for early stage ventures in energy, technology and electronic commerce.  He received his BBA in Accounting from Texas A & M University and his MBA in Finance with Honors from the Harvard Business School.

Mr. David A. Rapaport, Esq., age 67, is currently Executive Vice President & General Counsel for High Capital Funding. He was a director and General Counsel for Middle Kingdom Alliance Group, a special purpose acquisition corporation which went public in December 2006 until July, 2009. He served as a director and on the audit committee of Reconditioned systems, Inc. a NASDCS listed refurbisher and distributor of office furniture from 2002 until 2005. His prior experience includes serving on several Boards of directors and managing Initial Public Offerings (IPO’s). Mr. Rapaport has a LLB from St. John’s University School of Law and is admitted to practice law in Georgia and New York.

Fred B. Zaziski, age 56, is a senior manager with comprehensive background in domestic and international oil and gas development, operations and strategic management. Mr. Zaziski has more than 20 years diversified oil and gas experience working for Halliburton, National Petroleum Company in Saudi Arabia, and Com Oxy, Houston TX. He was formerly President and Chief Executive Officer or Epsilon Energy, Inc. based in Toronto, Canada and Houston, Texas. He has a BS in Petroleum Engineering from Pennsylvania State University and is a member of the Society of Petroleum Engineers (SPE) and the American Petroleum Institute.

Item 8.01.  Other Events

On October 8, 2009, the Board of Directors appointed a special committee to the Board of Directors to evaluate merger opportunities and to identify third party investment bankers who can potentially assist in finding merger target opportunities.  Appointed to this committee were Barry Nussbaum, Kenneth D. Polin, E. Jamie Schloss, Charles Sage and David A. Rapaport.

The Board resolutions of October 8, 2009 also authorized the special Committee to identify and pursue strategic initiatives which would enhance shareholder values by either (a) locating a management team with expertise in the oil/gas business, which is capable of identifying, conducting due diligence on and locating the financing to make investments in oil and gas opportunities to Surge or (b) a finding potential merger candidate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC., a Delaware corporation
Date: October 14, 2009	By:	/s/ E. Jamie Schloss E. Jamie Schloss, Chief Executive Officer